Registration No. 333-106545

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

☒	Pre-Effective Amendment No. 1	☐	Post-Effective Amendment No.

(Check appropriate box or boxes)

Exact name of Registrant as Specified in Charter:

W&R Target Funds, Inc.

6300 Lamar Avenue
Shawnee Mission, Kansas 66202

Registrant’s Telephone Number: (913) 236-2000

Name and Address of Agent for Service:
Kristen A. Richards
P.O. Box 29217
Shawnee Mission, Kansas 66202

Copy to:

Kathleen L. Prudhomme Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402	R. Darrell Mounts Kirkpatrick & Lockhart LLP 1800 Massachusetts Avenue N.W. Washington, DC 20036

Approximate Date of Proposed Public Offering:
As soon as possible following the effective date of this Registration Statement.

The title of the securities being registered is shares of Common Stock, par value $0.001.

No filing fee is required because an indefinite number of shares of the Registrant have previously been registered on Form N-1A (SEC File Number 033-11466) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Registrant’s Rule 24f-2 Notice for the fiscal year ended December 31, 2002 was filed on March 7, 2003. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement relates to the shares previously registered on the aforesaid Registration Statement on Form N-1A.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE INCORPORATED BY REFERENCE TO REGISTRANT’S REGISTRATION STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON JUNE 26, 2003 (ACCESSION NO. 0000950134-03-009540)

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SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the city of Shawnee Mission, and the state of Kansas on the 25th day of July, 2003.

W&R Target Funds, Inc.

By/s/ HENRY J. HERRMANN Name: Henry J. Herrmann Title: President

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title

/s/ Keith A. Tucker* Keith A. Tucker	Chairman of the Board	July 25, 2003

/s/ Henry J. Herrmann Henry J. Herrman	President and Director	July 25, 2003

/s/ Theodore W. Howard Theodore W. Howard	Vice President, Treasurer, Principal Financial Officer and Principal Accounting Officer	July 25, 2003

/s/ James M. Concannon* James M. Concannon	Director	July 25, 2003

/s/ John A. Dillingham* John A. Dillingham	Director	July 25, 2003

/s/ David P. Gardner* David P. Gardner	Director	July 25, 2003

/s /Linda K. Graves* Linda K. Graves	Director	July 25, 2003

/s/ Joseph Harroz, Jr.* Joseph Harroz, Jr.	Director	July 25, 2003

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/s/ John F. Hayes* John F. Hayes	Director	July 25, 2003

/s/ Glendon E. Johnson* Glendon E. Johnson	Director	July 25, 2003

/s/ Frank J. Ross, Jr.* Frank J. Ross, Jr.	Director	July 25, 2003

/s/ Eleanor B. Schwartz* Eleanor B. Schwartz	Director	July 25, 2003

/s/ Frederick Vogel III* Frederick Vogel III	Director	July 25, 2003

*By /s/ Kristen A. Richards Kristen A. Richards Attorney-in-Fact

•	Pursuant to powers of attorney filed as Exhibit 16 to the Registrant’s registration statement on Form N-14 filed with the Commission on June 26, 2003.

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